EXHIBIT 5.1

E-Mail: marc@indegliapc.com

September 14, 2020

Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202

Poway, CA 92064

Re:	Green Hygienics Holdings Inc. Registration Statement on Form S-1

To Whom It May Concern:

We are special counsel to Green Hygienics Holdings Inc., a Nevada corporation, (the “Company”). In connection with the preparation and filing of a Form S-1 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), related to the registration under the Securities Act of an aggregate of up to 5,400,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) that will be sold by a certain selling stockholder of the Company, we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) 5,249,143 shares of Common Stock to be issued to the selling stockholder pursuant to and in accordance with an equity purchase agreement dated September 13, 2020, when issued and sold in accordance with the terms of such agreement, will be validly issued, fully paid, and non-assessable, and (ii) 150,587 shares of Common Stock to be issued as commitment shares to the selling stockholder in accordance with such agreement, when issued in accordance with the terms of such agreement, will be validly issued, fully paid, and nonassessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Nevada Revised Statutes and reported judicial decisions relating thereto. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Indeglia PC

13274 Fiji Way, Suite 250

Marina del Rey, CA 90292

(310) 982-2720